EXHIBIT 21.1
LIST OF SUBSIDIARIES

DSW Inc.

Ref. No.	Name	State of Incorporation	Parent Co. No.

1	DSW Inc.	Ohio	N/A
2	DSW Shoe Warehouse, Inc.	Missouri	1
3	Brand Card Services LLC	Ohio	1
4	DSW Information Technology LLC	Ohio	1
5	eTailDirect LLC	Delaware	2
6	Mint Studio LLC	Ohio	1
7	DSW MS LLC	Ohio	1
8	DSW Leased Business Division LLC	Ohio	1
9	DSW MS LLC	Ohio	1
10	Retail Ventures Services, Inc.	Ohio	9
11	Retail Ventures Licensing, Inc.	Ohio	9
12	Retail Ventures Imports, Inc.	Ohio	9
13	Carlyn Advertising Agency, Inc.	Ohio	9